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                                                                   EXHIBIT 10.32

                            FOURTH AMENDMENT TO THE
             1995 PINKERTON PERFORMANCE AND EQUITY INCENTIVE PLAN

     The 1995 Pinkerton Performance and Equity Incentive Plan is hereby amended as follows:

1. Replace in its entirety subsection (r) of Section 2 - "Definitions" with the following sentence:

          "Non-Employee Director" means for the purposes of Section 3(a) a "Non-Employee Director" as defined in Rule 16b-3 and otherwise means any Director who is not an employee of the Company or any Subsidiary.

2.   Delete in its entirety subsection (kk) of Section 2 - "Definitions."

3.   Replace in its entirety the first sentence of Section 3(a) -
     "Administration - The Committee" with the following sentence:

          The Plan shall be administered by the Committee to be appointed from time to time by the Board and comprised solely of not less than two of the then members of the Board each of whom is a "Non-Employee Director" as defined in Rule 16b-3.

4. Replace in its entirety the third sentence of Section 4(a) - "Shares of Common Stock subject to Plan - Maximum Number of Shares of Common Stock" with the following sentence:

          The number of Stock Appreciation Rights payable in cash, the number of Restricted Unit Grants payable in cash, the Performance Equity Grants payable in cash and other similar Awards payable in cash shall be counted when computing the total number of shares of Common Stock available for Awards under the Plan to the extent that they are paid out in cash.

5. Replace in its entirety the fourth sentence of Section 7(b)(i) - "Non-Employee Directors - Elective Grant of Common Stock to Non-Employee Directors - Election" with the following sentence:

          Any election made by a Non-Employee Director pursuant to this Section 7(b) shall be irrevocable, except as to fees payable for services rendered at least six months after such election to revoke or change is made in writing; provided that no more than one election to revoke or change may be made within any six month period.
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6.   To replace in its entirety the second sentence of Section 17 - "Amendment and Termination" with the following sentence:

          Notwithstanding the previous sentence, (i) the Plan may be amended to comport with changes in the Code, the Employee Retirement Income Security Act or the rules thereunder and (ii) no amendment to the Plan shall be made without the approval of the stockholders of the Company which would change the material terms of performance goals that were previously approved by the Company's stockholders within the meaning of Proposed Treasury Regulation Section 1.162-27(e)(4)(vi) or a successor provision, unless the Board determines that such approval is not necessary to avoid loss of a deduction under section 162(m) of the Code, such approval will not avoid such a loss of deduction or such approval is not advisable.

          In Witness Whereof, the undersigned authorized officer of Pinkerton's, Inc. certifies that the foregoing amendment has been duly approved and adopted by the Board of Directors on February 26, 1998.

                                       PINKERTON'S, INC.

                                       By:  /s/ C. Michael Carter
                                            ------------------------------
                                            C. Michael Carter
                                            Executive Vice President,
                                            General Counsel and
                                            Corporate Secretary